Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Synovus Financial Corp.:
We consent to the incorporation by reference in the registration statements (No. 2-93472 and No. 33-60473) on Form S-8 of Synovus Financial Corp. of our report dated April 25, 2008, with respect to the statements of financial condition of the Synovus Financial Corp. Employee Stock Purchase Plan as of December 31, 2007 and 2006, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2007, which report appears in the December 31, 2007 annual report on Form 11-K of the Synovus Financial Corp. Employee Stock Purchase Plan, included as Exhibit 99.2 to the December 31, 2007 annual report on Form 10-K/A Amendment No. 1 of Synovus Financial Corp.

Atlanta, Georgia
April 25, 2008